Exhibit 23

The Board of Directors

J.B. Hunt Transport Services, Inc.:

We consent to incorporation by reference in the Registration Statement No. 2-93928 and No. 33-40028 on Form S-8 for J.B. Hunt Transport Services, Inc. for our report dated January 30, 2003 relating to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is included in the December 31, 2002 annual report on Form 10-K of J.B. Hunt Transport Services, Inc.

KPMG LLP

Tulsa, Oklahoma
March 10, 2003